Exhibit 10.1

2007 Bonus Plan

On February 1, 2007, the Compensation Committee recommended that the Board of Directors approve a new Bonus Plan (the “Bonus Plan”) for the fiscal year ending September 30, 2007.  The Bonus Plan was approved by the Board of Directors on the same date.  Under the Bonus Plan, bonuses may be awarded to the Company’s employees, including the Company’s executive officers, upon the satisfaction of certain goals based on a percentage of annual base salaries.  The goals include attaining measured results for some or all of the following categories: cash flow, capital and research and development budgets, revenues, research and development and operations performance, and safety.

Under the terms of the Bonus Plan, the Company’s employees, including its executive officers, may receive a bonus calculated based on a percentage of their annual base salary.  The ultimate percentage of annual base salary used to calculate bonuses, if any bonuses are paid, will be at the sole discretion of the Compensation Committee.  The target percentage and the high percentage of base salary set by the Compensation Committee to be used for purposes of calculating bonuses to the Company’s employees, including its executive officers, are as follows:

	Target Percentage	High Percentage
Staff (Operations, Accounting & Administrative)	10%	20%
Manager	15%	30%
Senior Manager	25%	40%
Executive (other than President and Chief Executive Officer)	40%	80%
President and Chief Executive Officer	50%	100%